EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 9, 2020 (August 7, 2020 as to the retrospective adjustments to the financial statements for the common control transaction described in Note 1 and Note 19) relating to the financial statements of Summit Midstream Partners, LP, appearing in the Current Report on Form 8-K of Summit Midstream Partners, LP filed on August 7, 2020, and our report dated March 9, 2020, on the effectiveness of Summit Midstream Partners, LP’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Summit Midstream Partners, LP for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts in Accounting and Auditing" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

August 7, 2020

EX 23.1-1